Exhibit 10.5

TRANSACTION AGREEMENT

Transaction Agreement (this “Agreement”), dated as of [______], 2023, by and among (i) MSG Arena, LLC, a Delaware limited liability company (“Arenaco”), MSG Arena Holdings, LLC, a Delaware limited liability company (“Arena Holdco” and together with Arenaco, the “Arena Companies”), MSG National Properties, LLC, a Delaware limited liability company (“National Properties”), MSG Entertainment Holdings, LLC, a Delaware limited liability company (“MSGE Holdings”), and MSGE Spinco, Inc. (to be renamed Madison Square Garden Entertainment Corp.), a Delaware corporation (“Spinco” and together with the Arena Companies, National Properties and MSGE Holdings, the “Spinco Parties”); and (ii) Madison Square Garden Entertainment Corp. (to be renamed Sphere Entertainment Co.), a Delaware corporation (“Sphere Entertainment”), and MSG Entertainment Group, LLC (to be renamed Sphere Entertainment Group, LLC), a Delaware limited liability company and a direct wholly-owned subsidiary of Sphere Entertainment (“Sphere Entertainment Holdings” and, together with Sphere Entertainment and the Spinco Parties, the “Transaction Parties”), on the one hand, each Spinco Party c/o Madison Square Garden Entertainment Corp., Two Pennsylvania Plaza, New York, New York 10121, Attn: General Counsel and each of Sphere Entertainment and Sphere Entertainment Holdings c/o Sphere Entertainment Co., Two Pennsylvania Plaza, New York, New York 10121, Attn: General Counsel; and the National Basketball Association (“NBA”), on the other hand, c/o National Basketball Association, Olympic Tower, 645 Fifth Avenue, New York, New York 10022, Attn: General Counsel.

RECITALS

A. The NBA and certain of the Transaction Parties are parties to (i) the Agreement and Undertaking (the “2015 Agreement and Undertaking”), dated as of September 28, 2015, from certain of the Transaction Parties and certain other parties in favor of the NBA Entities (as defined therein), (ii) the Transfer Consent Agreement (the “2015 Transfer Consent

Agreement”), dated as of September 28, 2015, among certain of the Transaction Parties and certain other parties, on the one hand, and the NBA, on the other hand, and (iii) the Transaction Agreement (the “2020 Transaction Agreement” and together with the 2015 Agreement and Undertaking and the 2015 Transfer Consent Agreement, the “Prior Agreements”), dated as of April 15, 2020, among certain of the Transaction Parties and certain other parties, on the one hand, and the NBA, on the other hand.

B. Sphere Entertainment plans to separate (the “Spin-Off”) certain of its businesses which include the Madison Square Garden Arena (the “Arena”) from its sphere and certain other businesses on [_____], 2023 (the “Spin-Off Date”). The Spin-Off will not affect the Team Parties’ (as defined in the 2020 Transaction Agreement) ownership of their respective sports businesses, which includes Knicks LLC’s ownership of the NBA membership known as the New York Knickerbockers (the “Membership”) and all assets comprising the New York Knickerbockers basketball team (collectively with the Membership, the “Knickerbockers”).

C. After giving effect to the Spin-Off, Sphere Entertainment will remain a publicly-traded company listed on the New York Stock Exchange (the “NYSE”).

D. As steps in effecting the Spin-Off, on the date hereof, (i) Sphere Entertainment Holdings will transfer its 100% ownership interest in National Properties to MSGE Holdings and (ii) Sphere Entertainment Holdings will transfer its 100% ownership interest in MSGE Holdings to Spinco (the transactions described in clauses (i) and (ii) collectively, the “Transfer”), and (iv) MSGE Holdings, National Properties and the Arena Companies will become subsidiaries of Spinco (together with the Transfer and the Spin-Off, the “Proposed Transactions”).

E. After giving effect to the Proposed Transactions: (i) all of the membership interests of Arenaco will continue to be directly owned by Arena Holdco, (ii) all of the membership interests of Arena Holdco will continue to be directly owned by National Properties, (iii) all of the membership interests of National Properties will be directly owned by MSGE Holdings, (iv) all of the membership interests of MSGE Holdings will be directly owned by Spinco, (v) Spinco will be a publicly-traded company listed on the NYSE, and (vi) Sphere Entertainment will continue to own an interest in Spinco constituting approximately 33% of the outstanding shares of Spinco common stock in the form of Class A common stock of Spinco (the “Retained Interest”).

G. After giving effect to the Proposed Transactions: (i) the ultimate ownership of the Arena Parties and the Arena immediately following the Spin-Off by shall be the same as it was immediately prior to the Spin-Off (including the Dolan family’s ability to elect a majority of the board of directors), and (ii) Sphere Entertainment Holdings will own the Retained Interest, which shall constitute an indirect ownership interest in the Arena and the Arena Companies.

H. The Proposed Transactions require the approval of the NBA. The NBA has approved the Proposed Transactions upon the condition that each of the Transaction Parties executes, delivers and performs this Agreement and the Closing Certificate (as defined below).

NOW, THEREFORE, in consideration of the approval by the NBA of the Proposed Transactions, the Transaction Parties agree and undertake in favor of the NBA and the other Affiliated NBA Parties (as defined below) as follows:

1. The Transaction Parties jointly and severally represent, warrant and agree as follows:

(i) Each Transaction Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has the power and authority to own, operate and lease its properties and to carry on its business. Each Transaction Party has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and binding obligation of each Transaction Party, enforceable against it in accordance with its terms.

(ii) All consents, approvals and filings necessary for the consummation of the Proposed Transactions have been obtained or made and are in full force and effect.

(iii) There is no action, suit or proceeding pending or, to the knowledge of any Transaction Party, threatened against any Transaction Party that is reasonably likely to result in a material adverse change in the business, properties, assets or prospects or in the condition, financial or otherwise (a “Material Adverse Change”) of such Transaction Party, or which is reasonably likely to prevent, impede or adversely affect the consummation of the Proposed Transactions. There is no order, writ, injunction or decree that has been issued by, or, to the knowledge of any Transaction Party, requested by, any court or governmental agency which has resulted or is reasonably likely to result in any Material Adverse Change with respect to any Transaction Party or which is reasonably likely to prevent, impede or adversely affect the consummation of the Proposed Transactions.

(iv) Each Transaction Party is in compliance in all material respects with all laws, regulations and orders, federal, state, provincial or otherwise, except where the failure to be in compliance (individually or collectively) would not be reasonably likely to result in a Material Adverse Change with respect to such Transaction Party or have a material adverse effect on the ability of such Transaction Party to conduct its business as currently conducted.

(v) Each Transaction Party has performed in all material respects all obligations required to be performed by such Transaction Party to date with respect to the Proposed Transactions. No Transaction Party is in default under any material contract, agreement, lease, or other instrument relating to the Proposed Transactions to which such Transaction Party is a party or by which such Transaction Party is bound. Each of the Transaction Documents (as defined below) constitutes a valid and binding obligation enforceable against each Transaction Party that is a party thereto in accordance with its terms.

(vi) The execution and delivery of this Agreement and the Transaction Documents, and the compliance by the Transaction Parties with their terms, will not conflict with, or result in the breach or termination of, any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any Transaction Party’s properties or assets pursuant to any indenture, mortgage, lease, agreement or other instrument to which such Transaction Party is a party or by which such Transaction Party is bound, except pursuant to that certain Pledge Agreement, dated as of December 22, 2022, by Sphere Entertainment Holdings in favor of JPMorgan Chase Bank, N.A. on behalf of the lenders under that certain Credit Agreement, dated as of December 22, 2022, among MSG Las Vegas, LLC, an indirect, wholly-owned subsidiary of Sphere Entertainment, JP Morgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, Sphere Entertainment will pledge the Retained Interest on terms previously consented to by the NBA on December 22, 2022 (the “Retained Interest Pledge”). The Proposed Transactions will have no material adverse effect on the business, assets, operations or condition, financial or otherwise, of New York Knicks LLC, a Delaware limited liability company (“Knicks LLC”), Arenaco, the Knickerbockers or the Arena.

(vii) After giving effect to the Proposed Transactions, neither the Arena nor any direct or indirect ownership interests in the Arena Companies or National Properties (except for (i) shares of Spinco that may be pledged without NBA approval to the same extent shares of Sphere Entertainment may be pledged without NBA approval as provided in Section 3 of the 2020 Transaction Agreement and (ii) shares of Spinco subject to the Retained Interest Pledge) are, and after giving effect to the Proposed Transactions none of such assets or interests will be, pledged to secure the indebtedness or obligations of any person or entity. As used in this Agreement, the terms “interest” and “ownership interest” shall include, individually and collectively, each economic, voting, management, disposition and other right associated with such interest or ownership interest, including, without limitation, the right to receive dividends and distributions upon a sale transaction or otherwise.

(viii) After giving effect to the Proposed Transactions and except as provided in Schedule 1(vii), the Transaction Parties do not have, and after giving effect to the Proposed Transactions, the Transaction Parties will not have (as of the Spin-Off Date), any Enterprise Indebtedness (as defined in the NBA Debt Policies).

(ix) None of the Transaction Parties has any Claims (as defined below) against any of the Affiliated NBA Parties, except for claims of the type described in Section 3(b).

(x) The Proposed Transactions (other than the Spin-Off) have been consummated today and the Spin-Off shall be consummated on the Spin-Off Date, in each case in accordance with the terms of the documents listed on Schedule 1(x) (the “Transaction Documents”).

(xi) Except as provided in the Transaction Documents, the agreements referred to below in this paragraph (xi) and in Schedule 1(vii) and the Retained Interest Pledge, there are no agreements, arrangements or understandings, whether written or oral, among any of the Transaction Parties or their respective Affiliates (as defined below) relating to or entered into in connection with the Proposed Transactions or relating to the ownership, control, management, right to transfer direct or indirect interests in, or financing of the Knickerbockers, the Arena or any of the Transaction Parties (including, without limitation, partnership or shareholders agreements).

The NBA has received true and complete copies of each of the Transaction Documents, in the forms to be entered into on the Spin-Off Date. Except for the assignments referred to in clauses (b) and (c) below, the Proposed Transactions will have no effect on (a) the Arena License Agreement dated April 15, 2020 between Knicks LLC and Arenaco, (b) the Sponsorship Sales and Service Representation Agreement dated April 15, 2020 between Knicks Holdings and Sphere Entertainment Holdings (which is being be assigned to MSGE Holdings in connection with the Proposed Transactions), or the (c) Team Sponsorship Allocation Agreement dated April 15, 2020 between MSG Sports, LLC and Sphere Entertainment Holdings (which is being be assigned to MSGE Holdings in connection with the Proposed Transactions). None of the above-referenced agreements has been amended, waived or supplemented in any respect since its execution, and each remains in full force and effect.

(xii) All information furnished by or on behalf of the Transaction Parties to the NBA Entities in connection with the request for approval of the Proposed Transactions is true and correct in all material respects and has not contained any material misstatement or omitted any material statement which would make such information not misleading.

(xiii) No Transaction Party is holding its direct or indirect interest in the Knickerbockers or rights under the Transaction Documents for the benefit of any other person or entity. After giving effect to the Proposed Transactions, no Spinco Party presently has any intention of, or agreement or arrangement with respect to, selling, relocating or otherwise transferring any of its direct or indirect interests in the Arena. Following the consummation of the Proposed Transactions, all Basketball-Related Assets (other than the Arena) will be owned by Knicks LLC and neither Spinco nor any of its subsidiaries will own any Basketball-Related Assets (other than the Arena). As used in this Agreement, the term “Basketball-Related Assets” means, collectively, (a) the Knickerbockers, (b) any and all other assets used in or related to the ownership or operation of the Knickerbockers or the performance or exhibition by the Knickerbockers of NBA games in which it is a participant, and (c) any and all assets arising out of or created or issued by virtue of, as a result of, or in connection with, the admission or current status of the Knickerbockers as a member of the NBA, including, without limitation, media rights, sponsorship rights, rights to attend Knickerbockers games and all rights to derive revenues from any of the foregoing; “Basketball-Related Assets” include any agreements to the extent they grant other persons any such rights, whether or not they include the grant of additional rights. Following the consummation of the Proposed Transactions, Arenaco will continue to own the Arena and will be an indirect, wholly-owned subsidiary of Spinco; and no Team Party will have any direct or indirect ownership interest in Arenaco. Following the consummation of the Proposed Transactions and for so long as it remains an affiliate of Knicks LLC, Arena Holdco, Arenaco and any other direct or indirect subsidiary of Spinco that does not own substantial assets other than such entity’s direct or indirect ownership interests in the Arena (and Spinco if it does not own such other substantial assets) will be an “Arena Affiliate” for purposes of the NBA Debt Policies; thereafter, such entities shall not be “Arena Affiliates” for purposes of the NBA Debt Policies and therefore the Arena and any direct or indirect ownership interests in the Arena Companies may be pledged to secure the indebtedness or obligations of any person or entity. For the avoidance of doubt, following the consummation of the Proposed Transactions, none of Sphere Entertainment, Sphere Entertainment Holdings or any of their respective direct or indirect subsidiaries that is not an Arena Affiliate shall be subject to the Arena Indebtedness limitations in the NBA Debt Policies or any NBA restriction on pledging any of such entity’s assets (other than direct or indirect equity interests in an Arena Affiliate as provided in Section 1(vii)) provided that it complies with the foregoing covenant to not own any

Basketball-Related Assets (other than the Arena) and each of the other terms of this Agreement and the Transaction Documents.

(xiv) After giving effect to the Proposed Transactions, (i) the Spinco Parties will not own any shares of Sphere Entertainment and (ii) Sphere Entertainment Holdings will own the Retained Interest, subject to the Retained Interest Pledge.

2. (a) The Transaction Parties agree that none of the Transaction Documents shall be amended, modified, terminated or waived in any respect, and none of the Transaction Parties or their Affiliates shall enter into any new agreements, arrangements or understandings, in each case that change in a material way any management, control or ownership arrangement or the business transaction presented to and approved by the NBA without the prior written consent of the NBA. None of the Transaction Parties shall assign, pledge or otherwise encumber any of their rights, or delegate any of their duties, under any of the Transaction Documents, without the prior written consent of the NBA, and any assignment, pledge, encumbrance or delegation in violation of this provision shall be void.

(b) The Spinco Parties shall cause Arenaco to operate the Arena in a first class manner, consistent with the manner in which NBA arenas generally are operated, as determined by the NBA Commissioner.

(c) Spinco agrees to provide each other Spinco Party with all required operating support, financial and otherwise, necessary to operate the Arena in a first class manner in accordance with Section 2(b) and pay its expenses, liabilities and obligations as and when due.

(d) From and after the date of this Agreement, the Spinco Parties agree not to incur any Enterprise Indebtedness without the prior approval of the NBA and compliance with the applicable NBA Rules.

3. (a) Each of the Transaction Parties, on its own behalf and on behalf of its Affiliates, hereby releases and forever discharges the NBA Entities, each of the present and future member teams of the NBA (the “NBA Teams”) (other than New York Knicks, LLC), and each of their respective predecessors, successors, assigns and affiliates, and the past, present and future direct and indirect directors, officers, employees, agents, owners, partners, members, managers, shareholders, governors, affiliates and subsidiaries of each of the foregoing (collectively, including the NBA Entities and NBA Teams, the “Affiliated NBA Parties”) from all actions, causes of action, suits, debts, losses, costs, controversies, damages, liabilities, judgments, claims, and demands whatsoever, in law, admiralty or equity (collectively, “Claims”), known or unknown and arising out of or relating to (i) the Proposed Transactions, or (ii) facts, circumstances, acts or omissions existing or occurring on or prior to the date of this Agreement relating to the business of the NBA Entities or the game of NBA, WNBA, NBA 2K League or G League basketball, that any of the Transaction Parties (or its Affiliates) ever had, now has or hereafter can, shall or may have against any of them. Each of the Transaction Parties represents and warrants to the NBA Entities that none of the Claims purportedly released under the prior sentence has been assigned or transferred to any other party.

(b) The release and discharge set forth in Section 3(a) shall not apply to terminate, modify or amend any contracts or agreements between or among the Transaction Parties (or their Affiliates) and any of the Affiliated NBA Parties which were entered into by the Transaction Parties (or their Affiliates) in the ordinary course of their business, or release or discharge any amounts due in the ordinary course under any of those agreements.

4. (a) The Transaction Parties jointly and severally shall indemnify, defend and hold harmless each of the Affiliated NBA Parties from and against all actions, causes of action, suits, debts, obligations, losses, damages, amounts paid in settlement, liabilities, costs and expenses (including, without limitation, interest, penalties and reasonable attorneys’ fees and expenses) (collectively, “Losses”) resulting to, imposed upon, asserted against or incurred by any Affiliated NBA Party (including, but not limited to, in any action between any of the Transaction Parties and any Affiliated NBA Party) in connection with or arising out of (i) the Proposed Transactions or any transactions or other acts or occurrences relating to the Proposed Transactions; (ii) any breach or misrepresentation by any of the Transaction Parties under this Agreement; (iii) any act or omission (or alleged act or omission), whether on, prior to or after the date of this Agreement, by or on behalf of any of the Transaction Parties or their respective past, present or future Affiliates, except that in the case of Losses suffered by owners of NBA Teams or their affiliates (other than their NBA Teams and the NBA Entities), such Losses must arise from acts or circumstances related to the business of the NBA Entities or the game of NBA, WNBA, NBA 2K League or G-League basketball, and in the case of Losses suffered by NBA Teams or their affiliates (other than the NBA Entities), such Losses shall not include damages payable by such NBA Team or affiliate to a Transaction Party in a proceeding in which such Transaction Party is the prevailing party, or expenses incurred by such NBA Team or affiliate in such proceeding; or (iv) any Claim (other than a Claim against a particular NBA Team or its owners) by an Affiliate of any of the Transaction Parties that would have been released by such Affiliate under Section 3(a) (after giving effect to Section 3(b)) if it had been defined as an “Transaction Party” for purposes of this Agreement.

(b) Upon the request of the NBA, the applicable Transaction Parties shall advance to the NBA or another indemnified party an amount equal to any Losses as those Losses are incurred; provided that in a proceeding between a Transaction Party or its Affiliate and an NBA Team or its affiliate (other than their NBA Teams and the NBA Entities), such Losses must only be advanced upon a final determination that the Transaction Party or its Affiliate is liable in such proceeding.

(c) None of the Affiliated NBA Parties shall be entitled to bring an indemnification claim against any of the Transaction Parties under this Section 4 without the approval of the NBA Commissioner.

(d) Any Affiliated NBA Party claiming a right of indemnity hereunder shall give the indemnifying party prompt notice of the claim, action, suit, proceeding or circumstance giving rise to the potential Losses and shall afford the indemnifying party the opportunity to participate in the defense of such claim, action, suit or proceeding; provided, however, that the failure of any Affiliated NBA Party to give such prompt notice shall not affect its right to receive indemnification under this Agreement except to the extent the indemnifying party is materially and adversely affected by the failure.

5. Each Transaction Party acknowledges that from time to time it and one or more of the NBA Entities will jointly retain one or more law firms or experts to represent and advise them (“League Advisors”). Each Transaction Party agrees and consents to the representation of the NBA Entities and the other NBA Teams by League Advisors in connection with any and all controversies and disputes, including any litigation or other adversarial proceeding adverse to such Transaction Party. In any such adverse representation, the current or prior representation of such Transaction Party by that League Advisor, and the information that was conveyed to that League Advisor in the course of such representation, shall not be asserted as, and shall not constitute, a basis to disqualify that League Advisor from the adverse representation.

6. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally, sent by reputable overnight courier or mailed by registered mail, return receipt requested, to the parties at the addresses set forth above (or at such other address as a party may specify by notice similarly given).

7. This Agreement and the Closing Certificate contain the entire agreement of the parties hereto with respect to the Proposed Transactions, and supersedes all prior agreements or understandings, whether written or oral, relating to the subject matter hereof; provided that nothing in this Agreement or the Closing Certificate shall (a) amend, terminate or waive any of the terms or provisions (including representations and indemnities) of any Agreement and Undertaking or other agreement or certificate executed by any of the Transaction Parties prior to the date of this Agreement, including the Prior Agreements, or (b) affect any rights or Claims of the Affiliated NBA Parties, or liabilities or obligations of any of the Transaction Parties or other parties, under any such Agreement and Undertaking or other agreement or certificate arising or accrued through the date of this Agreement, including the Prior Agreements, each of which shall remain in full force and effect. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Transaction Parties and the NBA confirm that: (i) after the Spin-Off Date, Sphere Entertainment and its subsidiaries shall not have any further obligation to provide operating support to any Spinco Party or any Team Party under the second sentence of Section 2(b) of the 2020 Transaction Agreement or the fourth sentence of Section 2(c) of the 2020 Transaction Agreement, (ii) following a Retained Interest Sale (as defined below), Sphere Entertainment and its subsidiaries shall not have any obligation under Section 7(a)(ii) or (iii) of the 2015 Agreement and Undertaking for breaches, acts or omissions of any Spinco Party occurring thereafter, (iii) following a Retained Interest Sale, no Spinco Party shall have any obligation under Section 7(a)(ii) or (iii) of the 2015

Transaction Agreement for breaches, acts or omissions of Sphere Entertainment and its subsidiaries occurring thereafter, (iv) following a Retained Interest Sale, Sphere Entertainment and its subsidiaries shall not have any obligation under Section 4(a)(ii) or (iii) of the 2020 Transaction Agreement for breaches, acts or omissions of any Team Party or Spinco Party occurring thereafter, and (v) following a Retained Interest Sale, no Team Party or Spinco Party shall have any obligation under Section 4(a)(ii) or (iii) of the 2020 Transaction Agreement for breaches, acts or omissions of Sphere Entertainment and its subsidiaries occurring thereafter. A “Retained Interest Sale” shall mean a sale, transfer or other disposition of all of the Retained Interest by Sphere Entertainment Holdings in accordance with NBA Rules pursuant to one of more of the following means: (a) an underwritten public offering to public shareholders, (b) a private sale to an unaffiliated party, (c) an exchange for shares of common stock of Sphere Entertainment in a registered exchange offer, (d) a distribution to the holders of common stock of Sphere Entertainment, or (e) a delivery of shares of Class A common stock of Spinco constituting a portion of the Retained Interest by Sphere Entertainment to Spinco in partial payment of the delayed draw term loan by Spinco, as lender, to Sphere Entertainment, as borrower.

8. This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York. Pursuant to Article 24(h) of the NBA Constitution, the provisions of this Agreement shall be interpreted by the NBA Commissioner.

9. The covenants and agreements by the Transaction Parties contained in this Agreement shall be construed as several covenants by each of the Transaction Parties in favor of the NBA Entities that may be relied on solely by the NBA Entities, and not as covenants between any of the Transaction Parties. Accordingly, any of such covenants and agreements, and any of the representations made by the Transaction Parties in this Agreement, may be waived, amended, consented to or otherwise approved by the NBA Entities, on the one hand, and the particular Transaction Party to which such covenant, agreement or representation applies, on the other hand, without the consent or approval of any other party, including, but not limited to, in cases where one or more other Transaction Parties has made the same or a similar covenant, agreement or representation that is not being waived, amended, consented to or otherwise approved by the NBA Entities as to such Transaction Party, as applicable.

10. As used in this Agreement, the term “Affiliate” means with respect to a specified person or entity, (i) any other person or entity directly or indirectly controlled by, controlling or under common control with the specified person or entity, (ii) any person who is an officer, director or trustee of, or serves in a similar capacity with respect to, the specified entity, (iii) any other person or entity that, directly or indirectly, is the beneficial owner of 50% or more of any class of equity interests of the specified entity, or of which the specified person or entity, directly or indirectly, is the owner of 50% or more of any class of equity interests, and (iv) the spouse, children and other lineal descendants (collectively, “Relatives”) of the specified person, any trust for the benefit of the specified person or his or her Relatives, and any entity directly or indirectly controlled by one or more Relatives of the specified person. For the avoidance of doubt, each of Sphere Entertainment, Spinco, Madison Square Garden Sports Corp. and their direct and indirect subsidiaries are Affiliates of each other as of the date of this Agreement and the Spin-Off Date.

11. The Transaction Parties acknowledge and agree that the NBA’s approval of the Proposed Transactions and agreements hereunder are subject to: (i) the Spin-Off being consummated on the Spin-Off Date strictly in accordance with the Distribution Agreement and the other applicable Transaction Documents, (ii) the Transaction Parties executing and delivering to the NBA a certificate dated the Spin-Off Date in the form attached as Exhibit A hereto (the

“Closing Certificate”), and (iii) the ownership structure of the Transaction Parties upon consummation of the Proposed Transactions conforming to Schedule 1(xiv) hereto. If any condition in the foregoing clauses (i)-(iii) is not satisfied, the approval of the NBA with respect to the Proposed Transactions (but not the representations, warranties and obligations of the Transaction Parties hereunder) shall be void ab initio.

12. This Agreement may be executed in counterparts, which together shall constitute the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, intending to be bound hereby, as of the date first written above.

NATIONAL BASKETBALL ASSOCIATION

By:

MSG ARENA, LLC

By:

MSG ARENA HOLDINGS, LLC

By:

MSG ENTERTAINMENT HOLDINGS, LLC

By:

MSG NATIONAL PROPERTIES, LLC

By:

MSGE SPINCO, INC. (to be renamed Madison Square Garden Entertainment Corp.)

By:

MADISON SQUARE GARDEN ENTERTAINMENT CORP. (to be renamed Sphere Entertainment Co.)

By:

MSG ENTERTAINMENT GROUP, LLC (to be renamed Sphere Entertainment Group, LLC)

By: